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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------


Contact:   Marc Baumann
           Chief Financial Officer
           (312) 274-2199


            APCOA/STANDARD PARKING COMMENCES AN UNREGISTERED EXCHANGE
                         OFFER AND CONSENT SOLICITATION

CHICAGO, IL, November 21, 2001: APCOA/Standard Parking, Inc. ("APCOA/Standard Parking") announced that yesterday it commenced an unregistered offer to exchange its outstanding 9 1/4% Senior Subordinated Notes due 2008 ("9 1/4% Notes") for either (i) $50.0 million (with a minimum of $45.5 million and a maximum of $65.0 million) of its newly issued 14% Senior Subordinated Second Lien Notes due 2006 ("14% Notes") plus the payment by exchanging bondholders of additional cash to APCOA/Standard Parking, or (ii) its newly issued 18% Senior Convertible Redeemable Preferred Stock. In addition, APCOA/Standard Parking is soliciting consents from holders of its 9 1/4% Notes to modify certain financial and restrictive covenants to the indenture governing the 9 1/4% Notes. If APCOA/Standard Parking changes the size of the exchange offer within the range of $45.5 million to $65.0 million of 14% Notes issued, the amount of cash a bondholder will have to pay to APCOA/Standard Parking and the amount of 14% Notes such bondholder would receive will change.

APCOA/Standard Parking intends to use the $21.0 million cash proceeds expected to be received from the exchange offer to, among other things, increase liquidity, deleverage its balance sheet and reduce its cash interest expense.

The securities issued in the exchange offer will not be registered under the Securities Act of 1933, as amended and may not be sold in the United States absent registration or an applicable exemption from registration requirements. The exchange offer is being made only to holders of 9 1/4% Notes who are either qualified institutional buyers or institutional accredited investors.

This press release shall not constitute an offer to exchange or a solicitation of an offer to exchange the securities issued in the exchange offer, nor shall there be any exchange of the securities issued in the exchange offer in any state in which such offer, solicitation or exchange would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer, if any at all, will be made only by means of an offering circular and consent solicitation.

APCOA/Standard Parking has approximately 13,700 employees, and manages more than 1,950 airport and urban parking facilities in over 260 cities spanning 43 states and three Canadian provinces.


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The foregoing contains certain "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by, and information currently available to, management. Investors are cautioned that such forward-looking statements involve risks and uncertainties. Although APCOA/Standard Parking believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by APCOA/Standard Parking or any other persons that the objectives and plans of APCOA/Standard Parking will be achieved. APCOA/Standard Parking disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




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